Exhibit 99c

CERTIFICATE OF RESOLUTION BY DIRECTORS

OF

OICCO ACQUISITION IV, INC.

 (the “Corporation”)

Be it known that on August 2, 2010 at 4412 8th Street SW, Vero Beach, FL 32968 at 11:00 AM, a Special Meeting of the Board of Directors of the corporation was held wherein the following resolutions were adopted:

It has been RESOLVED by the board of directors of the corporation that the corporation hereby renounces any interest or expectancy of the corporation in, or in being offered an opportunity to participate in, any business opportunities or specified classes or categories of business opportunities that are presented to the corporation or one or more of its officers, directors or stockholders as allowed under Delaware Section 122(17).

The undersigned certify that the foregoing is a true and correct copy of the resolutions adopted at the aforementioned Special Meeting of the Board of Directors of the corporation and that the resolutions are in full force and effect and have not been revoked.

IN WITNESS WHEREOF, the undersigned execute this document to be effective as of the date of the above entitled meeting.

/s/ Ronald Davis

Ronald Davis, Sole Director

WAIVER OF NOTICE

The undersigned, being the of all of the directors of OICco Acquisition II, Inc., consent that the Special Meeting of the Board of Directors be held on Dec. 31, 2009, at 4412 8th Street SW, Vero Beach, FL 32968 at 11:00 AM.

DATED:  Dec. 31, 2009

/s/ Ronald Davis

Ronald Davis, Sole Director

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